Exhibit 99.1

SPAR Group Announces Financial Results for the First Quarter Ended March 31, 2019

WHITE PLAINS, N.Y., May 15, 2019 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq: SGRP), a leading supplier of retail merchandising, business technology and other marketing services in 10 countries throughout North America, Latin America, Asia Pacific and Africa, today announced financial results for the first quarter ended March 31, 2019.

Highlights for the three-month period ended March 31, 2019, as compared to the same period in the prior year include:

●

Revenue for the first quarter of 2019 increased $2.6 million, or 5 percent, to $57.2 million. International operations contributed $2.3 million of the increase. Domestic operations contributed $300,000 of the year-over-year revenue growth.

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Operating income for the first quarter increased $1 million to $1.7 million, compared to $730,000 for the same period last year. The increase in operating income was primarily driven by domestic operations.

●

Net income attributable to SPAR Group for the first quarter of 2019 was $619,000, or $0.03 per diluted share, compared to a net income of $124,000, or $0.01 per diluted share, during the first quarter of 2018.

●

As highlighted in the GAAP reconciliation table below, Adjusted-EBITDA for the first quarter of 2019 increased 71.5% to $2.3 million, compared to EBITDA of $1.3 million during the same period last year. Domestic operations delivered $900,000 of the increase.

Financial Results by Geography (in 000's)

	Three Months Ended March 31,		%
Revenue:	2019	2018	Change
International	$38,503	$36,210	6.3%
Domestic	18,657	18,369	1.6%
Total	$57,160	$54,579	4.7%

	Three Months Ended March 31,		%
Operating Income:	2019	2018	Change
International	$976	$1,050	(7.0%)
Domestic	757	(320)	nmf
Total	$1,733	$730	137.4%

	Three Months Ended March 31,		%
Net Income (loss):	2019	2018	Change
International	$219	$387	(43.4%)
Domestic	400	(263)	nmf
Total	$619	$124	399.2%

Earnings Per Basic and Diluted share:
	$0.03	$0.01

	Three Months Ended March 31,		%
Adjusted EBITDA:	2019	2018	Change
International	$1,115	$1,210	(7.9%)
Domestic	1,191	134	nmf
Total	$2,306	$1,344	71.5%

“As expected, we delivered significant improvements in first quarter financial results with solid growth on the top line and more than a two-fold improvement in profitability. Strategic changes to reposition SPAR, which include overhauling our labor platform, realigning our sales and marketing efforts and improving our technologies, were responsible for the improvement in our domestic financial results and are becoming the foundation for continued profitable growth. First quarter international revenue increased 7%, driven by continued growth in Brazil and Japan. While profitability was down slightly versus last year, we expect efficiency initiatives combined with a revenue mix shift to drive improvements in international profitability,” said Chief Executive Officer, Christiaan Olivier. “Positive momentum exiting the first quarter has carried over into the first half of the second quarter. Our pipeline of business opportunities is strong, and we expect continued revenue growth during 2019. As we gain further benefit from strategic changes, we expect even stronger growth in profitability.”

Margin Profile by Geography

Gross Margin:

	Three Months Ended March 31,		Basis Point
	2019	2018	Change
International	15.4%	15.0%	36
Domestic	25.2%	23.3%	191
Total	18.6%	17.8%	78

Operating Income as a % of Sales:

	Three Months Ended March 31,		Basis Point
	2019	2018	Change
International	2.5%	2.9%	(40)
Domestic	4.1%	(1.7)%	590
Total	3.0%	1.3%	169

All international subsidiaries, with the exception of India, Australia, and Canada, experienced gross profit margin improvement in the first three months of 2019 compared to the same period last year.

The increase in domestic gross profit margin compared to the same period last year was due to a shift in our labor platform in the later part of 2018 and a more favorable mix of margin project work year over year.

Balance Sheet as of March 31, 2019

At March 31, 2019, cash and cash equivalents totaled $7.1 million. Working capital was $12.2 million and current ratio was 1.3 to 1. Total current assets and total assets were $57.4 million and $77.0 million, respectively. Total liabilities were $51.1 million and total equity was $26.0 million at March 31, 2019.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide and coordinates the operations through the use of multi-lingual proprietary technology which drives the logistics, communication and reporting for global operations and customers. SPAR works primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in ten countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico, Brazil and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 10-Q by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K/A for the year ended December 31, 2018 (the "Annual Report"), which was filed by SGRP with the SEC on April 24, 2019, and SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on May 15, 2019 (the "Proxy Statement"), which SGRP filed with the SEC on April 29, 2019, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's corporate strategic objectives (growth, customer value, employee development, greater productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, growing the Company’s client base and contacts, continuing to strengthen the Company’s balance sheet, growing revenues and improving profitability through organic growth, new business developments and strategic acquisitions, and continuing to control costs. The Company's forward-looking statements also include, in particular and without limitation, those made in "Business", "Risk Factors", "Legal Proceedings", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report. You can identify forward-looking statements in such information by the Company's use of terms such as "may", "will", "expect", "intend", "believe", "estimate", "anticipate", "continue", "plan", "project" or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company's forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Annual Report, the Proxy Statement and the other applicable SEC Reports that could cause the Company's actual performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, "expectations") and described in the information in the Company's forward-looking and other statements, whether express or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company's expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP's Common Stock.

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

 (In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Net revenues	$57,160	$54,579
Cost of revenues	46,525	44,849
Gross profit	10,635	9,730

Selling, general and administrative expenses	8,394	8,458
Depreciation and amortization	508	542
Operating income	1,733	730

Interest expense	199	199
Other (income), net	(65)	(72)
Income before income tax expense	1,599	603

Income tax expense	558	178
Net income	1,041	425
Net income attributable to non-controlling interest	(422)	(301)
Net income attributable to SPAR Group, Inc.	$619	$124

Basic net income per common share:	$0.03	$0.01

Diluted net income per common share:	$0.03	$0.01

Weighted average common shares – basic	20,777	20,648

Weighted average common shares – diluted	21,051	21,599

Net income	$1,041	$425
Other comprehensive income (loss):
Foreign currency translation adjustments	108	(30)
Comprehensive income	1,149	395
Comprehensive income attributable to non-controlling interest	(450)	(271)
Comprehensive income attributable to SPAR Group, Inc.	$699	$124

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,090	$7,111
Accounts receivable, net	47,419	46,142
Prepaid expenses and other current assets	2,935	1,879
Total current assets	57,444	55,132

Property and equipment, net	3,030	2,950
Operating lease right-of-use assets	5,328	-
Goodwill	3,787	3,788
Intangible assets, net	3,197	3,332
Deferred income taxes	2,665	2,568
Other assets	1,593	1,325
Total assets	$77,044	$69,095

Liabilities and equity
Current liabilities:
Accounts payable	$9,984	$8,668
Accrued expenses and other current liabilities	18,529	18,168
Due to affiliates	4,558	4,645
Customer incentives and deposits	702	620
Lines of credit and short-term loans	10,049	10,414
Current portion of operating lease liabilities	1,400	-
Total current liabilities	45,222	42,515
Operating lease liabilities, less current portion	3,928	-
Long-term debt and other liabilities	1,922	1,806
Total liabilities	51,072	44,321

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares– 2,445,598 Issued and outstanding shares– None – March 31, 2019, and December 31, 2018	–	–
Common stock, $.01 par value: Authorized shares – 47,000,000 Issued shares – 20,784,483 – March 31, 2019, and December 31, 2018	208	208
Treasury stock, at cost 7,895 shares – March 31, 2019, and December 31, 2018	(8)	(8)
Additional paid-in capital	16,353	16,304
Accumulated other comprehensive loss	(3,540)	(3,638)
Retained earnings	4,033	3,432
Total SPAR Group, Inc. equity	17,046	16,298
Non-controlling interest	8,926	8,476
Total equity	25,972	24,774
Total liabilities and equity	$77,044	$69,095

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(000’s)	Three Months Ended	Three Months Ended
Net income:	31-Mar-19	31-Mar-18
GAAP net income	1,041	425
Income tax expense	9 558	178
Income before income tax expense	1,599	603
Other adjustments	-	-
Interest expense	199	199
Depreciation and amortization	508	542
Adjusted EBITDA	2,306	1,344